Exhibit 99.1

Atossa Therapeutics Executes Contingent Value Rights Agreement Providing Shareholders Participation in Potential Priority Review Voucher Value

Board declares one stapled CVR for each share of Atossa common stock outstanding as of October 19, 2026 record date or issued thereafter

CVRs entitle holders to 25% of net proceeds from monetization of Atossa's first qualifying priority review voucher, subject to a $50 million aggregate payment cap

SEATTLE, Oct. 9, 2026 /PRNewswire/ -- Atossa Therapeutics, Inc. (Nasdaq: ATOS) ("Atossa" or the "Company"), a clinical-stage biopharmaceutical company developing innovative medicines in oncology and other areas of significant unmet need, today announced that it has entered into a definitive Stapled Contingent Value Rights Agreement (the "CVR Agreement") with VStock Transfer, LLC, as rights agent, implementing the stapled contingent value rights ("CVRs") plan previously announced on September 29, 2026.

In connection with the execution of the CVR Agreement, Atossa's Board of Directors declared a dividend of one stapled CVR for each share of Atossa common stock outstanding at the close of business on October 19, 2026, the record date. Each share of Atossa common stock issued after the record date and prior to any detachment of the CVRs or expiration of the CVR Agreement will also carry one CVR.

The CVRs provide shareholders with a contractual right to participate in the potential future value of the first qualifying FDA priority review voucher ("PRV") awarded to Atossa. Under the CVR Agreement, holders will be entitled, in the aggregate, to 25% of the net proceeds from the sale or other monetization of the first qualifying PRV, subject to a maximum aggregate payment of $50 million.

"With the execution of the CVR Agreement, we have converted the commitment we announced in September into a contractual right for our shareholders," said Steven C. Quay, M.D., Ph.D., Atossa's Chairman, President and Chief Executive Officer. "If our development programs ultimately result in a qualifying priority review voucher, our shareholders will have a direct opportunity to participate in a meaningful portion of that potential value. At the same time, the structure preserves Atossa's flexibility to make development and capital allocation decisions that we believe are in the best interests of the Company and its shareholders."

Atossa has received FDA Rare Pediatric Disease Designation for (Z)-endoxifen for the treatment of Duchenne muscular dystrophy ("DMD") and McCune-Albright syndrome ("MAS"). If the FDA approves a qualifying marketing application for either program, or another qualifying Atossa development program, the Company may be awarded a PRV, subject to the applicable statutory and regulatory requirements.

No Atossa product candidate has been approved by the FDA for any indication, Atossa has not submitted a marketing application for (Z)-endoxifen for DMD or MAS, and no PRV has been awarded to the Company. Receipt of a Rare Pediatric Disease Designation does not itself result in the award of a PRV, and there can be no assurance that Atossa will receive or monetize a PRV or that any payment will ultimately be made under the CVRs.

Key Terms of the CVR Agreement

•
One CVR per share. Each share of Atossa common stock outstanding as of the close of business on October 19, 2026 will receive one CVR. Shares issued after the record date and prior to any detachment or expiration of the CVRs will also carry one CVR.
•
25% participation. CVR holders will be entitled, in the aggregate, to 25% of the net proceeds from the sale or deemed monetization of Atossa's first qualifying PRV.
•
$50 million aggregate cap. Total payments under the CVR Agreement are capped at $50 million.
•
Stapled to ATOS shares. Unless and until the Board elects to detach the CVRs, each CVR will remain attached to its corresponding share of Atossa common stock and may be transferred only together with that share. The CVRs will not separately trade or have a separate CUSIP while attached.
•
Company use of a voucher. If Atossa uses a qualifying PRV for its own application, or a change of control occurs while Atossa holds an unsold qualifying PRV, the event will be treated as a deemed monetization based on fair market value determined by an independent financial advisor.
•
Outside date. The CVRs apply to the first qualifying PRV awarded on or before December 31, 2036, subject to the Board's ability to extend that date under the CVR Agreement.

The CVR Agreement does not require Atossa to conduct any particular clinical study, pursue or obtain any regulatory approval or designation, or sell or otherwise monetize a PRV. Atossa retains discretion over its development, regulatory and commercial strategy, including whether and when to sell, use or retain any PRV it may receive.

The CVR Agreement will be filed with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

About Atossa Therapeutics

Atossa Therapeutics, Inc. (Nasdaq: ATOS) is a clinical-stage biopharmaceutical company developing innovative medicines in oncology and other areas of significant unmet need. The Company's lead product candidate, (Z)-endoxifen, is in development across several clinical settings, including potential applications in oncology and rare diseases. Atossa has received FDA Orphan Drug Designation for (Z)-endoxifen for Duchenne muscular dystrophy and Rare Pediatric Disease designations for Duchenne muscular dystrophy and McCune-Albright syndrome. (Z)-endoxifen is not approved for any indication. More information is available at atossatherapeutics.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of applicable securities laws, including but not limited to, the Company's potential eligibility for, award of a Rare Pediatric Disease priority review voucher, the potential value and monetization of a qualifying voucher, the issuance and operation of the CVRs; the development, regulatory prospects and potential approval of Atossa's product candidates; and the possibility, amount and timing of any CVR payment. Words such as "expect," "potential," "continue," "may," "will," "should," "could," "would," "seek," "intend," "plan," "estimate," "anticipate," "believe," "design," "predict," "future," or other similar expressions or statements regarding intent, belief or current expectations, are forward-looking statements.

Forward-looking statements in this press release are subject to risks and uncertainties that may cause actual results, outcomes, or the timing of actual results or outcomes to differ materially from those projected or anticipated, including, without limitation, risks and uncertainties associated with: the timing or likelihood of regulatory filings and approvals; the outcome or timing of necessary regulatory approvals; FDA approval of a qualifying product candidate and the award of a voucher; changes to or expiration of the applicable voucher program; the risk that any voucher's value, permitted deductions, number of outstanding CVRs and ability or timing to make a payment may differ materially from current expectations; and other risks and uncertainties detailed from time to time in

Atossa's filings with the SEC, including, without limitation, its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Any CVR payment is subject to the CVR agreement, including its payment cap and provisions concerning legally permitted distributions and solvency.

The market value of a priority review voucher is variable and subject to a number of factors beyond our control and reported past priority review voucher sale amounts are not necessarily indicative of priority review voucher sale amounts in the future.

Forward-looking statements are presented as of the date of this press release. Except as required by law, we do not intend to update any forward-looking statements.

CONTACTS: Investor & Media Contact: Investors: WaterSeid Partners, Inc. — ATOS@waterseid.com; Media: Elev8 New Media — atossa@elev8newmedia.com